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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-45474, 33-63289, 33-64039, 33-70960, 333-14529, 333-03139, 333-26149 and
333-40242 each on Form S-8 of our report dated January 14, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the entity's ability to continue as a going concern described in Note 1 and the Company's change in its method of revenue recognition to conform with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," described in Note 2), appearing in this Annual Report on Form 10-K of Robotic Vision Systems, Inc. for the fiscal year ended September 30, 2003.

                                                    /s/ Deloitte and Touche LLP

Boston, Massachusetts
January 12, 2004